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EXHIBIT 99.1

NEWS RELEASE
For Immediate Release

For more information, please contact:

Gregory L. Hamby EVP and CFO ghamby@gbt.com Phone: (678) 450-3369	W. Michael Banks Senior Vice President mbanks@gbt.com Phone: (678) 450-3480	P.O. Box 2760 Gainesville, GA 30503 Fax: (770) 531-7359

GB&T BANCSHARES, INC. REPORTS THIRD QUARTER EPS OF $0.24
AND DECLARES CASH DIVIDEND OF $0.09

Gainesville, Georgia, October 21—GB&T Bancshares, Inc. (Nasdaq: GBTB), a multi-bank holding company comprised of five Georgia community banks, reported third quarter 2003 net income of $1.48 million, compared to $1.53 million reported in the prior-year third quarter. Diluted earnings per share were $0.24, compared to $0.31 reported in the third quarter 2002. Earnings reflect a 36.5 percent growth in average earning assets achieved both organically and through acquisitions, offset by a $0.68 million reserve established on a currently performing loan relationship which is secured by real-estate. Per share results were further impacted by a 23.1 percent increase in average diluted shares outstanding to 6,054,000 as a result of shares issued for the acquisitions of HomeTown Bank of Villa Rica ($109 million in assets), which closed November 30, 2002, and First National Bank of the South ($127 million in assets), which closed August 29, 2003.

For the first nine months of this year, net income was $4.9 million, up 9.1 percent from the prior-year nine month period, while diluted earnings per share declined to $0.86 from $0.92. The nine-month per share comparison reflects a 16.6 percent increase in average diluted shares outstanding from shares issued in the above-mentioned acquisitions.

At a meeting held October 20, 2003, the Board of Directors of GB&T Bancshares declared a cash dividend of $0.09 per share on the Company's common stock. The newly-declared dividend is payable on November 13, 2003 to shareholders of record as of the close of business on November 3, 2003.

The returns on average assets and average equity for the third quarter of 2003 were 0.72 percent and 7.93 percent, respectively, compared with 1.04 percent and 12.56 percent for the third quarter of 2002.

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Richard A. Hunt, President and CEO, commented, "The third quarter was extremely fast-paced, as we continue to consolidate our recently-acquired companies and further expand into growing Georgia markets. This quarter, we completed the acquisition of First National Bank of the South, giving us a foothold in an affluent resort and second-home area southeast of Atlanta that has experienced significant growth and development. Consistent with our community banking philosophy, First National Bank of the South will continue to maintain its name, board and management team. Our experience has taught us that customer satisfaction, as well as long-term revenue growth, are maximized with this approach."

Mr. Hunt continued, "As a result of our several recent acquisitions, our revenue and expense base do not yet fully reflect the impact of growth opportunities nor cost-saving efficiencies. We are working with newly-hired and recently-acquired lenders to maximize their effectiveness in our markets; at the same time, expense levels take time to work through staffing and infrastructure issues. Over time, we want to see the income statement more fully reflect the earnings potential of our asset base and dynamic marketplace. We are pleased to see the efficiency ratio improving as we make progress.

"Our portfolio has performed consistently this past year, and loan quality continues to be good. The newly-identified relationship, from a recent acquisition, is currently performing and we believe adequately secured. We continue to monitor its progress, and believe the situation is improving as we work with the borrower. Overall, our loan portfolio is nearly 90 percent secured by real property which we believe provides strong assurance of ultimate collectibility."

Total revenue, comprised of net interest income and non-interest income, was $10.4 million for the third quarter of 2003, an increase of 28.3 percent over the $8.1 million reported in the prior-year third quarter. Net interest income rose 27.1 percent to $7.9 million, reflecting a 36.5 percent increase in average earning assets partially offset by a 30 basis point decline in the net interest margin, to 4.18 percent. Mr. Hunt noted, "We stabilized the net interest margin within a narrow band throughout 2003, and we see this situation continuing until interest rates eventually rise. The net interest margin was only six basis points lower this quarter than in the second quarter of this year. Loan growth continues to be very strong, reflective of our strong local economy and lenders who are becoming increasingly effective within their local markets.

Non-interest income for the third quarter of 2003 was $2.5 million, an increase of 32.1 percent above the prior-year third quarter. Growth in fee income reflects a combination of acquisition and organic growth, led by growth in service fee income and mortgage origination fees. Mortgage production activity remained strong during the quarter, although origination activity has recently started to taper off. Non-interest income contributed 24.3 percent of operating revenue compared with 23.6 percent a year ago.

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Non-interest expense for the third quarter of 2003 was $7.3 million, an increase of 30.3 percent over the prior-year third quarter, again reflecting a combination of acquisition and organic growth. Salaries and employee benefits, the largest component of expense growth, increased 38.2 percent, reflecting the combined impact of a 40.9 percent increase in FTE staff as a result of acquisitions offset by improved staffing efficiencies, as well as merit increases. GB&T Bancshares' efficiency ratio was 71.0 percent for the current quarter compared to 72.1 percent for the previous quarter and 69.7 percent for the third quarter of 2002.

Non-performing assets and charge-offs have remained at reasonable levels as a percent of total assets and average loans, respectively. Mr. Hunt commented, "The dollar level of non-performing assets has increased along with our recent acquisitions; however, we are conservatively postured in our loan loss reserve levels." Past due and non-performing assets now stand at $6.9 million, or 0.75 percent of total assets, compared with $8.2 million and 1.11 percent, respectively, at December 31, 2002, and $3.3 million and 0.55 percent, in the third quarter of 2002. Net charge-offs on an annualized basis were 0.10 percent of average loans for the current quarter compared with 0.29 percent for the fourth quarter of 2002 and 0.11 percent for the prior-year quarter. At period-end, the loan loss reserve was 1.33% of total loans, up from 1.28% at the year-ago quarter.

Total assets were $918.4 million at September 30, 2003, an increase of $318.9 million, or 53.2 percent, from the prior year quarter-end. HomeTown Bank and First National Bank of the South accounted for $236 million, or 74.0 percent, of the increase, while $83 million of the asset growth was organic. Loans rose $233.6 million, or 51.7 percent, to $685.1 million. Total deposits grew by $242.9 million, or 51.7 percent, to $712.3 million.

Shareholders' equity ended the quarter at $95.2 million, a twelve-month increase of $45.9 million, or 93.0 percent, reflecting the impact of the acquisitions of HomeTown Bank and First National Bank of the South. Equity was 10.36 percent of period-end assets. At quarter-end, GB&T Bancshares had 6,792,326 shares of common stock outstanding.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating five community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of September 30, 2003, GB&T Bancshares had assets of $918 million, with 20 branches located in growing Georgia markets. GB&T Bancshares' common stock is listed on the Nasdaq National Market under the symbol "GBTB." Please visit our website www.gbt.com for additional information about the company.

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Forward-Looking Statements

This release contains forward-looking statements, including statements regarding GB&T's objectives and expectations regarding its future expansion, integration of recently acquired banks, cost savings from recent acquisitions, efficiency, loan portfolio, loan loss reserves, net interest margin, revenue growth and other statements regarding its plans, goals and expectations, which statements are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause GB&T's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting GB&T, summarizes several factors that could cause GB&T's actual results to differ materially from those anticipated or expected in these forward-looking statements: economic conditions (both generally and more specifically in the markets where GB&T operates) may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; we may be negatively impacted by competition from other companies that provide financial services similar to those offered by GB&T; legislative changes, including changes in accounting standards, may adversely affect the business of GB&T; changes in interest rates may reduce the operating margins or the volumes or values of loans held or made by GB&T; technological changes may increase competitive pressures and increase GB&T's costs, that GB&T may not be able to integrate acquisitions into its existing operations or that new acquisition and alliance opportunities that enhance shareholder value may not be available on terms acceptable to GB&T; and certain other risk factors set forth in our filings with the SEC may impact GB&T. GB&T disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact:

Gregory L. Hamby, EVP and CFO, +1-678-450-3369, or ghamby@gbt.com, or W. Michael Banks, Senior Vice President, +1-678-450-3480, or mbanks@gbt.com, both of GB&T Bancshares, Inc.

G B & T Bancshares Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

(dollars in thousands except per share data)	3rd Qtr 2003	2nd Qtr 2003	1st Qtr 2003	4th Qtr 2002	3rd Qtr 2002
EARNINGS
Net interest income	$7,865	7,341	6,997	6,409	6,186
Provision for loan loss	$861	176	214	256	202
Non-interest income	$2,524	2,392	2,352	2,663	1,910
Non-interest expense	$7,319	7,291	6,801	5,924	5,616
Net income	$1,478	1,733	1,711	2,018	1,534
PER SHARE DATA
Basic earnings per share	$0.25	0.32	0.32	0.41	0.32
Diluted earnings per share	$0.24	0.31	0.31	0.40	0.31
Book value per share	$14.01	11.75	11.49	11.35	10.34
Tangible book value per share	$9.59	9.99	9.72	9.57	10.22
Cash dividend per share	$0.090	0.090	0.085	0.085	0.085
PERFORMANCE RATIOS
Return on average assets	0.72%	0.92%	0.94%	1.24%	1.04%
Return on average equity	7.93%	11.08%	11.28%	15.55%	12.56%
Net interest margin	4.18%	4.24%	4.14%	4.19%	4.48%
Non-int exp / Avg. assets	3.58%	3.89%	3.73%	3.63%	3.82%
Efficiency Ratio	70.98%	72.10%	72.96%	70.22%	69.65%
Non-interest income/Total operating revenue	23.72%	24.19%	24.93%	24.03%	23.28%
MARKET DATA
Market value per share—Period end	$22.26	24.57	19.36	17.99	17.01
Market as a % of book	1.59	2.09	1.68	1.59	1.65
Cash dividend yield	1.62%	1.47%	1.76%	1.89%	2.00%
Common stock dividend payout ratio	37.50%	29.03%	27.42%	21.25%	27.42%
Period-end common shares outstanding (000)	6,792	5,391	5,365	5,357	4,769
Common stock market capitalization ($Millions)	$151.20	132.45	103.88	96.37	81.12
CAPITAL & LIQUIDITY
Equity to assets	10.36%	8.35%	8.14%	8.19%	8.23%
Period-end tangible equity to assets	7.33%	7.19%	6.97%	7.00%	8.14%
Total risk-based capital ratio	0.00%	12.84%	12.53%	12.58%	10.97%
Average loans to deposits	96.00%	94.25%	95.49%	95.78%	98.67%
ASSET QUALITY
Net charge-offs	$157	87	314	348	129
(Ann.) Net loan charge-offs/ Average loans	0.10%	0.06%	0.23%	0.29%	0.11%
Non-performing loans	$4,849	3,332	4,110	5,506	1,381
OREOs	$1,279	1,171	1,263	891	1,047
90-day past dues	$750	597	449	1,814	891
NPAs + 90 day past due/ Total assets	0.75%	0.67%	0.77%	1.11%	0.55%
Allowance for loan losses/ Total loans	1.33%	1.33%	1.32%	1.39%	1.28%
Allowance for loan losses/NPA's + 90 days past due	132.00%	147.59%	127.76%	91.80%	174.42%
END OF PERIOD BALANCES
Total loans, net of unearned fees	$685,098	565,055	562,682	542,834	451,490
Total assets	$918,378	758,048	757,953	741,972	599,446
Deposits	$712,289	605,063	600,204	580,248	469,416
Shareholders' equity	$95,168	63,325	61,676	60,777	49,310
Full-time equivalent employees	365	330	312	312	259
AVERAGE BALANCES
Loans	$611,294	564,210	555,727	482,240	449,034
Total earning assets	$747,089	694,728	685,075	607,319	547,471
Total assets	$811,307	751,953	738,743	647,262	583,509
Deposits	$636,735	598,642	581,985	503,507	455,065
Shareholders' equity	$73,931	62,739	61,507	51,502	48,454

GB&T BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(amounts in thousands, except per share data)		(amounts in thousands, except per share data)
Interest income:
Loans, including fees	$10,480	$8,604	$30,185	$25,220
Investment securities:
Taxable	882	948	2,817	2,938
Nontaxable	169	173	495	526
Federal funds sold	11	30	117	69
Interest-bearing deposits in banks	9	7	26	25

Total interest income	11,551	9,762	33,640	28,778

Interest expense:
Deposits	2,723	2,738	8,599	8,627
Federal funds purchased and securities sold under repurchase agreements	45	57	128	190
Federal Home Loan Bank advances	703	743	2,068	2,193
Other borrowings	215	38	642	92

Total interest expense	3,686	3,576	11,437	11,102

Net interest income	7,865	6,186	22,203	17,676
Provision for loan losses	861	202	1,251	589

Net interest income after Provision for loan losses	7,004	5,984	20,952	17,087

Other income:
Service charges on deposit accounts	1,266	852	3,540	2,610
Mortgage origination fees	698	429	1,981	964
Insurance commissions	138	152	431	447
Gain on sale of securities	78	33	155	170
Other operating income	344	444	1,161	1,208

Total other income	2,524	1,910	7,268	5,399

Other expense:
Salaries and employee benefits	4,391	3,178	12,686	9,102
Net occupancy and equipment expense	1,103	843	3,137	2,414
Other operating expenses	1,825	1,595	5,588	4,304

Total other expense	7,319	5,616	21,411	15,820

Income before income taxes	2,209	2,278	6,809	6,666
Income tax expense	731	744	1,887	2,156

Net income	$1,478	$1,534	$4,922	$4,510

Earnings per share:
Basic	$0.25	$0.32	$0.89	$0.95

Diluted	$0.24	$0.31	$0.86	$0.92

Weighted average shares
Basic	5,848	4,767	5,532	4,762

Diluted	6,054	4,918	5,717	4,903

Cash dividends per common share	$0.090	$0.085	$0.265	$0.250

GB&T Bancshares, Inc.
Condensed Consolidated Statement of Condition

	9/30/03 (Unaudited)	9/30/02 (Unaudited)
Assets (in thousands):
Cash and due from banks	$24,960	$16,718
Interest-bearing deposits in banks	542	2,527
Federal funds sold	0	18,343

Total cash and equivalents	25,502	37,588

Securities available-for-sale, at fair value	136,422	84,243
Restricted equity securities	4,477	3,463

Total securities	140,899	87,706

Loans	685,098	451,490
Allowance for loan losses	9,079	5,789

Loans, net	676,019	445,701

Premises and equipment	26,117	16,042
Goodwill and intangible assets	30,008	566
Other assets	19,833	11,843

Total assets	$918,378	$599,446

Liabilities and Stockholders' Equity (in thousands):
Deposits
Non interest-bearing	$96,406	$63,202
Interest-bearing	615,883	406,214

Total deposits	712,289	469,416

Federal funds purchased and securities sold under repurchase agreements	14,455	14,389
Federal Home Loan Bank advances	75,825	57,026
Other borrowings	233	4,822
Other liabilities	5,408	4,483
Company guaranteed trust preferred securities	15,000	0

Total liabilities	823,210	550,136

Stockholders' equity:
Capital stock	67,888	25,807
Retained earnings	26,626	21,518
Accumulated other comprehensive income (loss)	654	1,985

Total stockholders' equity	95,168	49,310

Total liabilities and stockholders' equity	$918,378	$599,446

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GB&T BANCSHARES, INC. REPORTS THIRD QUARTER EPS OF $0.24 AND DECLARES CASH DIVIDEND OF $0.09